Exhibit 10(aa)


                                                    July , 1998

Euroweb International Corp.
445 Park Avenue
New York, New York  10022

                                      Re: Mergers and Acquisitions Agreement

Gentlemen:

         You have agreed that J.W. Barclay & Co., Inc. (the "Consultant") may act as a financial consultant or finder for you in various transactions in which Euroweb International Corp. (the "Company") may be involved, such as mergers, acquisitions, joint ventures, debt or lease placements and similar or other, on-balance or off-balance sheet, corporate finance transactions. The Company hereby agrees that in the event that the Consultant shall first introduce to the Company another party or entity, and that as a result of such introduction, a transaction between such party or entity and the Company is consummated, (a "Consummated Transaction"), then the Company shall pay to the Consultant a fee as follows:

  a.  7% of the first $1,000,000 of the consideration paid in such transaction;

  b.  6% of the consideration in excess of $1,000,000 and up to $3,000,000;

  c.  5% of the consideration in excess of $3,000,000 and up to $5,000,000;

  d.  4% of the consideration in excess of $5,000,000 and up to $7,000,000;

  e.  3% of the consideration in excess of $7,000,000 and up to $9,000,000; and

  f.  2 1/2% of the consideration in excess of $9,000,000.

         The fee due to the Consultant shall be paid by the Company in cash at the closing of the Consummated Transaction, without regard to whether or not the Consummated Transaction involves payment in cash, in stock, or a combination of stock and cash, or is made on an installment sale basis. By way of example, if the Consummated Transaction involved securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party, or securities of another entity if the Company is the selling party) having a value of $5,000,000, the cash consideration to be paid by the Company to the Consultant shall be $200,000.

         In the event that for any reason the Company shall fail to pay to the Consultant all or any portion of the fee payable hereunder when due, interest shall accrue and be payable on the unpaid balance due hereunder from the date when first due through and including that date when actually collected by the Consultant, at a rate equal to 4 points over the average prime rate of banks in New York City, computed on a daily basis and adjusted as announced from time to time.


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         This agreement shall be effective on the date hereof and shall expire on the fifth anniversary of the date hereof.

         Notwithstanding anything herein to the contrary, if the Company shall, within 180 days immediately following the termination of the five year period provided above, conclude a Consummated Transaction with any party introduced by the Consultant to the Company prior to the termination of said five year period, the Company shall also pay the Consultant the fee as provided herein.

         The Company represents and warrants to the Consultant that the engagement of the Consultant hereunder has been duly authorized and approved by the Board of Directors of the Company and this letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

         This agreement has been executed and delivered in the State of New York and shall be governed by the laws of such state, without giving effect to the conflicts of laws rules thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed as of the day and year first above written.

                                                    J.W. Barclay & Co., Inc.


                                                    By:
                                                       ------------------------

AGREED:

Euroweb International Corp.


By:
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